Exhibit (a)(8)

FOR IMMEDIATE RELEASE

Contact:

Dennis R. Neill

Senior Vice President – Samson Investment Company

Telephone (918) 591-1010

SAMSON COMMENCES TENDER OFFER TO PURCHASE ALL OUTSTANDING SHARES OF COMMON STOCK OF PYR ENERGY CORPORATION AT $1.21 PER SHARE

Tulsa, Oklahoma, March 28, 2007 – Samson Investment Company today commenced a tender offer to purchase all the outstanding shares of common stock, par value $0.001 per share, of PYR Energy Corporation (AMEX: PYR) at an offer price of $1.21 per share. The offer represents a 29% premium over PYR’s closing stock price on January 26, 2007, the last trading day prior to the public announcement of Samson’s initial acquisition proposal, and a premium of approximately 17% over PYR’s closing price on March 19, 2007, the last trading day prior to Samson’s announcement of intention to commence the tender offer. The tender offer is scheduled to expire at midnight, New York City time, on Tuesday, April 24, 2007, unless the offer is extended.

Weil, Gotshal & Manges LLP and Hogan & Hartson LLP are acting as legal counsel to Samson. Innisfree M&A Incorporated is acting as information agent. Wells Fargo, N.A. is acting as depositary.

Samson Investment Company, headquartered in Tulsa, Oklahoma, is a large privately held corporation engaged in oil and gas exploration, acquisition and production operations in 18 states in the United States, Canada, and the North Sea. Samson’s tender offer statement and related press releases can be found at www.samson.com when available.

Important Legal Information

This press release is for informational purposes only and is not an offer to purchase or the solicitation of an offer to sell any shares.

THE TENDER OFFER IS BEING MADE PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS. PYR STOCKHOLDERS ARE URGED TO READ SAMSON’S OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS REGARDING THE PROPOSED TRANSACTION THAT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. PYR STOCKHOLDERS MAY OBTAIN FREE COPIES OF THESE DOCUMENTS AT THE SEC’S WEB SITE AT WWW.SEC.GOV OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE OFFER, AT (888) 750-5834 (TOLL FREE FROM THE U.S. AND CANADA).